Exhibit 99.6

BAYTEX ENERGY CORP.

Share Award Incentive Plan

The Board of Directors of Baytex Energy Corp. (the "Corporation") has adopted this Share Award Incentive Plan (the "Plan") to govern the issuance of Incentive Share Awards to Service Providers.

1.	Purposes

The principal purposes of the Plan are as follows:

(a)	to retain and attract qualified Service Providers that the Corporation and Baytex Affiliates require;

(b)	to promote a proprietary interest in the Corporation by such Service Providers and to encourage such persons to remain in the employ or service of the Corporation and Baytex Affiliates and put forth maximum efforts for the success of the affairs of the Corporation and the business of the Baytex Affiliates; and

(c)	to focus management of the Corporation and Baytex Affiliates on operating and financial performance and long-term Total Shareholder Return.

2.	Definitions

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)	"Adjustment Ratio" means, with respect to any Incentive Share Award, the ratio used to adjust the number of Common Shares to be issued on the applicable Payment Dates pertaining to such Incentive Share Award determined in accordance with the terms of the Plan; and, in respect of each Incentive Share Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Dividend Payment Date for a cash Dividend, effective on the day following the Dividend Record Date, by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Common Share, paid on that Dividend Payment Date, multiplied by the Adjustment Ratio immediately prior to the Dividend Record Date for such Dividend and having as its denominator the Reinvestment Price;

(b)	"Award Value" means with respect to any Incentive Share Award, an amount equal to the notional number of Common Shares granted pursuant to such Incentive Share Award, as such number may be adjusted in accordance with the terms of the Plan, multiplied by the Fair Market Value of a Common Share;

(c)	"Baytex Affiliate" means a corporation, partnership, trust or other entity that is controlled by the Corporation or that is controlled by the same person that controls the Corporation. For purposes of this definition, a person (the first person) is considered to control another person (the second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of: (i) ownership of or direction over voting securities in the second person, (ii) a written agreement or indenture, (iii) being the general partner or controlling the general partner of the second person, or (iv) being the trustee of the second person;

(d)	"Black-Out Period" means a period of time imposed by the Corporation upon certain designated persons (which persons may or may not include the Service Provider) during which those persons may not trade in any securities of the Corporation and during which the Payment Date for Incentive Share Awards can be extended pursuant to the terms of the Plan;

(e)	"Board" means the board of directors of the Corporation as it may be constituted from time to time;

(f)	"Cessation Date" means the date that is the earlier of:

(i)	the date of the Service Provider's termination, resignation or Retirement, as the case may be or the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider's position or job regardless of whether adequate or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider; or

(ii)	the date of the Service Provider's death,

for greater certainty, a Leave of Absence of a Service Provider shall not, unless otherwise determined by the Board, be considered an interruption or termination of the employment of a Service Provider or cessation of the services provided by a Service Provider for any purpose of the Plan;

(g)	"Change of Control Event" means:

(i)	a successful "take-over bid" (as defined in the Securities Act (Alberta), as amended from time to time), pursuant to which the "offeror" as a result of such take-over bid beneficially owns, directly or indirectly, in excess of 50% of the outstanding Common Shares; or

(ii)	any change in the beneficial ownership or control of the outstanding securities or other interests which results in:

(A)	a person or group of persons "acting jointly or in concert" (as defined in the Securities Act (Alberta), as amended from time to time), or;

(B)	an "affiliate" or "associate" (each as defined in the Business Corporations Act (Alberta), as amended from time to time) of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 30% of the outstanding voting securities or other interests of the Corporation; or

(iii)	Incumbent Directors no longer constituting a majority of the Board; or

(iv)	the completion of an arrangement, merger or other form of reorganization of the Corporation where the holders of the outstanding voting securities or interests of the Corporation immediately prior to the completion of the arrangement, merger or other form of reorganization will hold 50% or less of the outstanding voting securities or interests of the continuing entity upon completion of the arrangement, merger or other form of reorganization; or

(v)	the winding up or termination of the Corporation or the sale, lease or transfer of all or substantially all of the directly or indirectly held assets of the Corporation to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the securityholdings in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control Event" if paragraphs (ii) and (iii) above were applicable to the transaction), or

(vi)	any determination by a majority of the Board that a Change of Control Event has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of the Plan;

provided that a Change of Control Event shall be deemed not to have occurred unless:

(vii)	a majority of the Board, in good faith, determines that a Change of Control Event was intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of the Plan;

(h)	“Change of Control Event Termination” means:

(i)	the Grantee’s status as a Service Provider is contemporaneously, or in the six (6) months following the effective date of a Change of Control Event, terminated by the Corporation or the applicable Baytex Affiliate without just cause; or

(ii)	if the Grantee is an officer of the Corporation or a Baytex Affiliate, a Change of Control Event has occurred, and that Grantee is entitled to a settlement payment pursuant to any change of control agreement with the Corporation or a Baytex Affiliate;

"Committee" has the meaning set forth in Section 3 hereof;

(i)	"Common Shares" means common shares of the Corporation;

(j)	"Corporate Performance Measures" for any period that the Committee in its sole discretion shall determine, means the performance measures to be taken into consideration in determining the Payout Multiplier in respect of any Performance Award or Share Settled Performance Award, which may include, without limitation, the following:

(i)	Relative Total Shareholder Return;

(ii)	Recycle Ratio;

(iii)	activities related to growth of the Corporation and the Baytex Affiliates;

(iv)	average production volumes of the Corporation and the Baytex Affiliates;

(v)	unit costs of production of the Corporation and the Baytex Affiliates;

(vi)	total proved reserves (on a net basis) of the Corporation and the Baytex Affiliates;

(vii)	key leading and lagging indicators of health, safety and environmental performance of the Corporation and the Baytex Affiliates;

(viii)	the execution of the Corporation's strategic plan as determined by the Board; and

(ix)	such additional measures as the Committee or the Board, in its sole discretion, shall consider appropriate in the circumstances;

(k)	"Dividend" means any dividend paid by the Corporation in respect of the Common Shares, whether in the form of cash or Common Shares, expressed as an amount per Common Share;

(l)	"Dividend Payment Date" means any date that a Dividend is paid to Shareholders;

(m)	"Dividend Record Date" means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(n)	"Exchange" means the TSX and such other stock exchange(s) on which the Common Shares are then listed and posted for trading from time to time;

(o)	"Expiry Date" means the earlier of:

(i)	two (2) years following the commencement of a Leave of Absence; or

(ii)	such other date as determined by the Committee in its sole discretion;

provided that in no circumstances shall the Expiry Date of:

(i)	a Restricted Award or a Performance Award be later than December 15 of the third year following the year in which the Restricted Award or Performance Award, as applicable, was granted; and

(ii)	a Share Settled Restricted Award or a Share Settled Performance Award be later than December 15 of the seventh year following the year in which the Share Settled Restricted Award or Share Settled Performance Award, as applicable, was granted;

(p)	"Fair Market Value" means the volume weighted average of the prices at which the Common Shares traded on the TSX (or, if the Common Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Committee in its sole discretion) for the five (5) trading days on which the Common Shares traded on the said exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Committee in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars or Canadian dollars, the Fair Market Value shall be converted into Canadian dollars or United States dollars, respectively, at an exchange rate selected and calculated in the manner determined by the Committee from time to time acting reasonably and in good faith;

(q)	"Grantees" has the meaning set forth in Section 4 hereof;

(r)	"Incentive Share Award" means a Restricted Award, Performance Award, Share Settled Performance Award or Share Settled Restricted Award made pursuant to the Plan;

(s)	"Incentive Share Award Agreement" has the meaning set forth in Section 6 hereof;

(t)	"Incumbent Directors" means any member of the Board who was a member of the Board at the effective date of the Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of a transaction, transactions, elections or appointments giving rise to a Change of Control Event;

(u)	"Leave of Absence" means a Service Provider being absent from active employment or active service for a period of time greater than three (3) months as a result of sabbatical, disability, education leave, maternity or parental leave, or any other form of leave prescribed by law or approved by the Committee;

(v)	"Non-Management Director" means a director of the Corporation who is not an officer or employee of the Corporation or a Baytex Affiliate;

(w)	"Payment Date" means, with respect to any Incentive Share Award, the date upon which the Corporation shall pay to the Grantee that Award Value to which the Grantee is entitled pursuant to such Incentive Share Award in accordance with the terms hereof;

(x)	"Payout Multiplier" means the payout multiplier determined by the Committee in accordance with Section 6(d) hereof;

(y)	"Peer Comparison Group" means, generally, public Canadian or U.S. oil and gas issuers that in the opinion of the Committee are competitors of the Corporation or its U.S. segment and which shall be determined from time to time by the Committee in its sole discretion;

(z)	"Performance Award" means an award made pursuant to the Plan whose Award Value is computed by reference to a notional number of Common Shares and designated under the Plan as a "Performance Award" in the Incentive Share Award Agreement pertaining thereto, and for which payment shall be made on the Payment Date(s) determined in accordance with Section 6(c)(ii) hereof, subject to adjustment pursuant to the provisions of such section;

(aa)	"Recycle Ratio" means a measure of capital efficiency calculated by dividing the after tax netback of production by the cost of adding reserves, or calculated in such other manner as may be determined by the Committee in its sole discretion;

(bb)	"Reinvestment Price" means the price, expressed as an amount per Common Share, paid by participants in the Corporation's dividend reinvestment plan to reinvest their Dividends in additional Common Shares on a Dividend Payment Date, provided that if the Corporation has suspended the operation of such plan or does not have such a plan, then the Reinvestment Price shall be equal to the Fair Market Value of the Common Shares on the trading day immediately preceding the Divided Payment Date;

(cc)	"Relative Total Shareholder Return" means the percentile rank, expressed as a whole number, of Total Shareholder Return relative to returns calculated on a similar basis on securities of members of the Peer Comparison Group over the applicable period;

(dd)	"Restricted Award" means an award made pursuant to the Plan whose Award Value is computed by reference to a notional number of Common Shares and designated under the Plan as a "Restricted Award" in the Incentive Share Award Agreement pertaining thereto, and for which payment shall be made on the Payment Dates(s) determined in accordance with Section 6(c)(i) hereof, subject to adjustment pursuant to the provisions of such section;

(ee)	"Retirement" means:

(i)	the date that a Grantee voluntarily ceases to be a Service Provider, provided that the Grantee: (A) has provided continuous services to the Corporation or any Baytex Affiliate not less than six (6) years at the Cessation Date; (B) has provided the Corporation with at least six (6) months prior written notice of the Grantee's intention to retire; (C) is fifty-five (55) years of age or more; and (D) enters into an agreement (which shall include non-competition and non-solicitation covenants and the consequences of breaching such covenants including the immediate termination of all outstanding Incentive Share Awards notwithstanding the provisions of Section 6(f)(iv) in respect of such Retirement) with the Corporation that is acceptable to the Corporation; or

(ii)	such other meaning as the President and Chief Executive Officer of the Corporation in the case of a Grantee who is not an officer of the Corporation or a Baytex Affiliate, and the Committee in all other cases, shall determine from time to time;

(ff)	"Service Providers" has the meaning set forth in Section 4 hereof;

(gg)	"Shareholder" means a holder of Common Shares;

(hh)	"Share Settled Performance Award" means an award made pursuant to the Plan whose Award Value is computed by reference to a notional number of Common Shares and designated under the Plan as a "Share Settled Performance Award" in the Incentive Share Award Agreement pertaining thereto, and for which payment shall be made on the Payment Date(s) determined in accordance with Section 6(c)(iv) hereof, subject to adjustment pursuant to the provisions of such section;

(ii)	"Share Settled Restricted Award" means an award made pursuant to the Plan whose Award Value is computed by reference to a notional number of Common Shares and designated under the Plan as a "Share Settled Restricted Award" in the Incentive Share Award Agreement pertaining thereto, and for which payment shall be made on the Payment Date(s) determined in accordance with Section 6(c)(iii) hereof, subject to adjustment pursuant to the provisions of such section;

(jj)	"Successor" has the meaning set forth in Section 9 hereof;

(kk)	"Total Shareholder Return" means, with respect to any period, the total return to Shareholders on the Common Shares calculated using cumulative Dividends on a reinvested basis and the change in the trading price of the Common Shares on the TSX over such period (or, if the Common Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Committee in its sole discretion); and

(ll)	"TSX" means the Toronto Stock Exchange.

3.	Administration

The Plan shall be administered by the Human Resources and Compensation Committee of the Board (the "Committee"), provided that the Board shall have the authority to appoint itself or another committee of the Board to administer the Plan. In the event that the Board appoints itself or another committee of the Board to administer the Plan, all references in the Plan to the Committee will be deemed to be references to the Board or such other committee of the Board, as applicable.

The Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, subject to and not inconsistent with the express provisions of this Plan and of Section 10 hereof, including, without limitation:

(a)	the authority to grant Incentive Share Awards;

(b)	to determine the Fair Market Value of the Common Shares on any date;

(c)	to determine the Service Providers to whom, and the time or times at which, Incentive Share Awards shall be granted and shall become issuable;

(d)	to determine the number of Common Shares to be covered by each Incentive Share Award;

(e)	to determine members of the Peer Comparison Group from time to time;

(f)	to determine the Corporate Performance Measures and the Payout Multiplier in respect of a particular period;

(g)	to accelerate the Payment Date of any Incentive Share Awards;

(h)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(i)	to interpret the Plan;

(j)	to determine the terms and provisions of Incentive Share Award Agreements (which need not be identical) entered into in connection with Incentive Share Awards; and

(k)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to one or more of its members, to the President and Chief Executive Officer of the Corporation or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee's decision to approve the grant of an Incentive Share Award in any period shall not require the Committee to approve the grant of an Incentive Share Award to any Service Provider in any other period; nor shall the Committee's decision with respect to the size or terms and conditions of an Incentive Share Award in any period require it to approve the grant of an Incentive Share Award of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period; nor shall the Committee's decision with respect to the form of payment of an Incentive Share Award require it to pay any other Incentive Share Awards in the same manner or entitle a Service Provider to be paid in a particular form. The Committee shall not be precluded from approving the grant of an Incentive Share Award to any Service Provider solely because such Service Provider may previously have been granted an Incentive Share Award under this Plan or any other similar compensation arrangement of the Corporation or a Baytex Affiliate. No Service Provider has any claim or right to be granted an Incentive Share Award. The Committee’s determinations under this Plan need not be uniform with respect to any Grantees or with respect to any Incentive Share Awards held by any Grantee.

4.	Eligibility and Award Determination

Incentive Share Awards may be granted only to persons who are employees, officers or directors of the Corporation or any Baytex Affiliate or who are consultants or other service providers to the Corporation or any Baytex Affiliate (collectively, "Service Providers"); provided, however, that the participation of a Service Provider in the Plan is voluntary. For greater certainty, a transfer of employment or services between the Corporation and a Baytex Affiliate or between Baytex Affiliates shall not be considered an interruption or termination of the employment of a Grantee for any purpose of the Plan. In determining the Service Providers to whom Incentive Share Awards may be granted ("Grantees") and the number of Common Shares to be covered by each Incentive Share Award, the Committee may take into account such factors as it shall determine in its sole discretion, including, if so determined by the Committee, any one or more of the following factors:

(a)	compensation data for comparable benchmark positions among the Peer Comparison Group;

(b)	the duties, responsibilities, position and seniority of the Grantee;

(c)	the Corporate Performance Measures for the applicable period compared with internally established performance measures approved by the Committee and/or similar performance measures of members of the Peer Comparison Group for such period;

(d)	the individual contributions and potential contributions of the Grantee to the success of the Corporation;

(e)	any bonus payments paid or to be paid to the Grantee in respect of his or her individual contributions and potential contributions to the success of the Corporation;

(f)	the Fair Market Value or current market price of the Common Shares at the time of grant of such Incentive Share Award; and

(g)	such other factors as the Committee shall deem relevant in its sole discretion in connection with accomplishing the purposes of the Plan.

5.	Reservation of Common Shares

Subject to Sections 6(c)(i)(B)(IV), 6(c)(ii)(B)(IV), 6(c)(iii)(B)(IV), 6(c)(iv)(B)(IV), 6(i) and 9 hereof, the number of Common Shares reserved for issuance from time to time pursuant to Incentive Share Awards granted and outstanding hereunder at any time shall not exceed a number of Common Shares equal to 3.8% of the aggregate number of issued and outstanding Common Shares. This prescribed maximum may be subsequently increased to any specified amount, provided the increase is authorized by a vote of the Shareholders.

If any Incentive Share Award granted under this Plan shall expire, terminate or be cancelled for any reason without the Common Shares issuable thereunder having been issued in full, any unissued Common Shares to which such Incentive Share Award relates shall be available for the purposes of the granting of further Incentive Share Awards under this Plan.

6.	Terms and Conditions of Incentive Share Awards

Each Incentive Share Award granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a written agreement between the Corporation and the Grantee or other form of confirmation of grant (an "Incentive Share Award Agreement") which agreement or other form of confirmation of grant shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions as the Committee, in its sole discretion, shall establish):

(a)	Type of Incentive Share Awards - The Committee shall determine the number of Incentive Share Awards granted to a Grantee in accordance with the provisions set forth in Section 4 hereof and shall designate such award as either a "Restricted Award", a "Performance Award", a "Share Settled Restricted Award" or a "Share Settled Performance Award", as applicable, in the Incentive Share Award Agreement relating thereto.

(b)	Limitations on Incentive Share Awards - No one Service Provider may be granted any Incentive Share Award which, together with all Incentive Share Awards then held by such Grantee, could entitle such Grantee to receive a number of Common Shares which is greater than 5% of the outstanding Common Shares, calculated on an undiluted basis. In addition: (i) the number of Common Shares issuable to insiders at any time, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Common Shares; and (ii) the number of Common Shares issued to insiders, within any one year period, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Common Shares. For this purpose, "insiders" and "security based compensation arrangements" have the meanings ascribed thereto in Part VI of the Company Manual of the TSX. The number of Common Shares issuable pursuant to this Plan to Non-Management Directors, in aggregate, will be limited to a maximum of 0.25% of the issued and outstanding Common Shares and the value of all Incentive Share Awards granted to any Non-Management Director during a calendar year, as calculated on the date of grant, cannot exceed CAD150,000 (for purposes of monitoring compliance with these limitations, a Payout Multiplier of 1.0 will be assumed for any Performance Awards or Share Settled Performance Awards).

(c)	Payment Dates and Adjustment of Incentive Share Awards

(i)	Restricted Awards: Subject to Section 6(f) hereof, with respect to any Restricted Award, the Payment Dates thereunder shall be as follows unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose additional or different conditions to the determination of the Payment Dates in respect of the issue of any Restricted Award including, without limitation, performance conditions), provided that the Grantee remains in continuous employment or service with the Corporation or a Baytex Affiliate through the applicable Payment Date:

(A)	as to one-third of the Award Value of such Restricted Award, on the first anniversary of the grant date of the Restricted Award; and

(B)	as to a further one-third of the Award Value of such Restricted Award, on the twenty-four month and thirty-six month anniversaries of the grant date of the Restricted Award;

provided, however, that:

(I)	the Committee will generally not establish Payment Dates for a Restricted Award that would result in any of the Award Value underlying such Restricted Award being paid prior to the first anniversary of the grant date of such Restricted Award, exceptions may include grants to Service Providers who are hired mid-year;

(II)	where a Grantee is on a Leave of Absence, the Payment Date or Payment Dates for any Restricted Awards held by such Grantee shall be unaffected by the period of the Leave of Absence;

(III)	where a Payment Date occurs on a date when a Grantee is subject to a Black-Out Period, such Payment Date shall be extended to a date which is within five business days following the end of such Black-Out Period;

(IV)	in the event of any Change of Control Event Termination prior to the Payment Dates determined in accordance with the above provisions of this Section 6(c)(i), the Payment Date for the Award Value of all Restricted Awards that have not yet been settled as of such time shall be the date which is immediately prior to the date upon which a Change of Control Event Termination occurs; and

(V)	immediately prior to each Payment Date, the notional number of Common Shares underlying the portion of the Restricted Award payable on such Payment Date shall be adjusted by multiplying such number by the Adjustment Ratio applicable in respect of such Restricted Award.

(ii)	Performance Awards: Subject to Section 6(f) hereof, with respect to any Performance Award, the Payment Dates thereunder shall be as follows unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose additional or different conditions to the determination of the Payment Dates in respect of any Performance Award), provided that the Grantee remains in continuous employment or service with the Corporation or a Baytex Affiliate through the applicable Payment Date:

(A)	as to one-third of the Award Value of such Performance Award, on the first anniversary of the grant date of the Performance Award; and

(B)	as to a further one-third of the Award Value of such Performance Award, on the twenty-four and thirty-six month anniversaries of the grant date of the Performance Award;

provided, however, that:

(I)	the Committee will generally not establish Payment Dates for a Performance Award that would result in any of the Award Value underlying such Performance Award being paid prior to the first anniversary of the grant date of such Performance Award, exceptions may include grants to Service Providers who are hired mid-year;

(II)	where a Grantee is on a Leave of Absence, the Payment Date or Payment Dates for any Performance Awards held by such Grantee shall be unaffected by the period of the Leave of Absence;

(III)	where a Payment Date occurs on a date when a Grantee is subject to a Black-Out Period, such Payment Date shall be extended to a date which is within five business days following the end of such Black-Out Period;

(IV)	in the event of any Change of Control Event Termination prior to the Payment Date determined in accordance with the above provisions of this Section 6(c)(ii), the Payment Date for the Award Value of all Performance Awards that have not yet been settled as of such time shall be the date which is immediately prior to the date upon which a Change of Control Event Termination occurs; and

(V)	immediately prior to each Payment Date, the notional number of Common Shares underlying the portion of the Performance Award payable on such Payment Date shall be adjusted by multiplying such number by (1) the Adjustment Ratio applicable in respect of such Performance Award, and (2) the Payout Multiplier applicable to such Performance Award at such time.

(iii)	Share Settled Restricted Awards: Subject to Section 6(f) hereof, with respect to any Share Settled Restricted Award, the Payment Dates thereunder shall be as follows unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose additional or different conditions to the determination of the Payment Dates in respect of any Share Settled Restricted Award), provided that the Grantee remains in continuous employment or service with the Corporation or a Baytex Affiliate through the applicable Payment Date:

(A)	as to one-third of the Award Value of such Share Settled Restricted Award, on the first anniversary of the grant date of the Share Settled Restricted Award; and

(B)	as to a further one-third of the Award Value of such Share Settled Restricted Award, on the twenty-four and thirty-six month anniversaries of the grant date of the Share Settled Restricted Award;

provided, however, that:

(I)	the Committee will generally not establish Payment Dates for a Share Settled Restricted Award that would result in any of the Award Value underlying such Share Settled Restricted Award being paid prior to the first anniversary of the grant date of such Share Settled Restricted Award, exceptions may include grants to Service Providers who are hired mid-year and the Committee may establish Payment Dates earlier or later than the annual anniversary of the grant date to match the Payment Dates associated with Incentive Share Awards granted to the Corporation’s other Service Providers;

(II)	where a Grantee is on a Leave of Absence, the Payment Date or Payment Dates for any Share Settled Restricted Awards held by such Grantee shall be unaffected by the period of the Leave of Absence;

(III)	where a Payment Date occurs on a date when a Grantee is subject to a Black-Out Period, such Payment Date shall be extended to a date which is within five business days following the end of such Black-Out Period;

(IV)	in the event of any Change of Control Event Termination prior to the Payment Date determined in accordance with the above provisions of this Section 6(c)(iii), the Payment Date for the Award Value of all Share Settled Restricted Awards that have not yet been settled as of such time shall be the date which is immediately prior to the date upon which a Change of Control Event Termination occurs; and

(V)	immediately prior to each Payment Date, the notional number of Common Shares underlying the portion of the Share Settled Restricted Award payable on such Payment Date shall be adjusted by multiplying such number by the Adjustment Ratio applicable in respect of such Share Settled Restricted Award.

(iv)	Share Settled Performance Awards: Subject to Section 6(f) hereof, with respect to any Share Settled Performance Award, the Payment Dates thereunder shall be as follows unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose additional or different conditions to the determination of the Payment Dates in respect of any Share Settled Performance Award), provided that the Grantee remains in continuous employment or service with the Corporation or a Baytex Affiliate through the applicable Payment Date:

(A)	as to one-third of the Award Value of such Share Settled Performance Award, on the first anniversary of the grant date of the Share Settled Performance Award; and

(B)	as to a further one-third of the Award Value of such Share Settled Performance Award, on the twenty-four and thirty-six month anniversaries of the grant date of the Share Settled Performance Award;

provided, however, that:

(I)	the Committee will generally not establish Payment Dates for a Share Settled Performance Award that would result in any of the Award Value underlying such Share Settled Performance Award being paid prior to the first anniversary of the grant date of such Share Settled Performance Award, exceptions may include grants to Service Providers who are hired mid-year and the Committee may establish Payment Dates earlier or later than the annual anniversary of the grant date to match the Payment Dates associated with Incentive Share Awards granted to the Corporation’s other Service Providers;

(II)	where a Grantee is on a Leave of Absence, the Payment Date or Payment Dates for any Share Settled Performance Awards held by such Grantee shall be unaffected by the period of the Leave of Absence;

(III)	where a Payment Date occurs on a date when a Grantee is subject to a Black-Out Period, such Payment Date shall be extended to a date which is within five business days following the end of such Black-Out Period;

(IV)	in the event of any Change of Control Event Termination prior to the Payment Date determined in accordance with the above provisions of this Section 6(c)(iv), the Payment Date for the Award Value of all Share Settled Performance Awards that have not yet been settled as of such time shall be the date which is immediately prior to the date upon which a Change of Control Event Termination occurs; and

(V)	immediately prior to each Payment Date, the notional number of Common Shares underlying the portion of the Share Settled Performance Award payable on such Payment Date shall be adjusted by multiplying such number by (1) the Adjustment Ratio applicable in respect of such Share Settled Performance Award, and (2) the Payout Multiplier applicable to such Share Settled Performance Award at such time.

Notwithstanding any other provision of this Plan, but subject to the limits described in Sections 5 and 6(b) hereof and any other applicable requirements of the Exchange or other regulatory authority, the Committee hereby reserves the right to make any additional adjustments to the amounts to be paid if, in the sole discretion of the Committee, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan.

(d)	Determination of the Payout Multiplier - Prior to the Payment Date in respect of any Performance Award or Share Settled Performance Award, the Committee shall assess the performance of the Corporation for the applicable period. The weighting of the individual measures comprising the Corporate Performance Measures shall be determined by the Committee in its sole discretion having regard to the principal purposes of the Plan and, upon the assessment of all Corporate Performance Measures, the Committee shall determine the Corporation's ranking and achievement of the applicable measures. The applicable Payout Multiplier in respect of this ranking and such achievement of the applicable measures shall be determined by the Committee and shall not be greater than 2 and not less than zero. For greater certainty, for those Performance Awards or Share Settled Performance Awards where the Payment Date is the first, second or third anniversary, as applicable, of the grant date, the Payout Multiplier will be the arithmetic average of the Payout Multiplier for each of the one, two or three, as applicable, preceding performance assessment periods, respectively. In the event of a Change of Control Event, the Payout Multiplier for the current performance assessment period shall be determined by the Committee. In making such determination, the Committee shall assess performance relative to the pre-established Corporate Performance Measures using an end date for the current performance assessment period which shall not be more than fourteen (14) days prior to the date upon which a Change of Control Event is anticipated to occur.

(e)	Payment in Respect of Incentive Share Awards

(i)	On the Payment Date of a Restricted Award or a Performance Award, the Corporation, at its sole and absolute discretion, shall have the option of settling the Award Value of a Restricted Award or a Performance Award by any of the following methods or by a combination of such methods:

(A)	payment in Common Shares issued from the treasury of the Corporation;

(B)	in the event that the Common Shares of the Corporation are listed on the Exchange, payment in Common Shares acquired by the Corporation on the open market; or

(C)	payment in cash.

The Corporation shall not determine whether the payment method shall take the form of cash or Common Shares until the Payment Date, or some reasonable time prior thereto. A holder of a Restricted Award or a Performance Award shall not have any right to demand, be paid in, or receive Common Shares in respect of the Award Value underlying a Restricted Award or a Performance Award, as applicable, at any time. Notwithstanding any election by the Corporation to settle any Award Value, or portion thereof, in Common Shares, the Corporation reserves the right to change its election in respect thereof at any time up until payment is actually made, and the holder of such Restricted Award or Performance Award, as applicable, shall not have the right, at any time to enforce settlement in the form of Common Shares of the Corporation.

Notwithstanding anything else in this Plan, a Grantee has no right to receive Common Shares in respect of a Restricted Award or a Performance Award under the Plan until a Common Share is actually issued in respect of a Restricted Award or Performance Award, should the Corporation elect to so deliver Common Shares in accordance with the terms of the Plan.

(ii)	On the Payment Date of a Share Settled Restricted Award or a Share Settled Performance Award, the Corporation, at its sole and absolute discretion, shall settle the Award Value of a Share Settled Restricted Award or a Share Settled Performance Award by any of the following methods or by a combination of such methods:

(A)	payment in Common Shares issued from the treasury of the Corporation; or

(B)	in the event that the Common Shares of the Corporation are listed on the Exchange, payment in Common Shares acquired by the Corporation on the open market,

provided that the Corporation and the Grantee may agree on the Payment Date, or some reasonable time prior thereto, to settle the Award Value of a Share Settled Restricted Award or a Share Settled Performance Award in cash. A holder of a Share Settled Restricted Award or a Share Settled Performance Award shall not have any right to demand, be paid in, or receive cash in respect of the Award Value underlying a Share Settled Restricted Award or a Share Settled Performance Award at any time.

(iii)	Any amount payable to a Grantee in respect of an Incentive Share Award shall be paid to the Grantee as soon as practicable following the Payment Date and in any event within sixty (60) days of the Payment Date provided that in no event shall any payment be made after the Expiry Date (and further provided that, other than with respect to a Retirement as described in Section 6(f)(iv), any amount payable with respect to a Payment Date that occurs after the Cessation Date, but before the Incentive Share Award has terminated in accordance with an applicable provision of Section 6(f), must occur not later than March 15 of the year following the year in which the Cessation Date occurs, if earlier, but not later than the Expiry Date) and the Corporation shall withhold from any such amount payable all amounts as may be required by law and in the manner contemplated by Section 7 hereof.

(iv)	Where the determination of the number of Common Shares to be delivered to a Grantee pursuant to an Incentive Share Award in respect of a particular Payment Date would result in the issuance of a fractional Common Share, the number of Common Shares deliverable on the Payment Date shall be rounded down to the next whole number of Common Shares. No certificates representing fractional Common Shares shall be delivered pursuant to this Plan nor shall any cash amount be paid at any time in lieu of any such fractional interest.

(f)	Termination of Relationship as Service Provider - Unless otherwise determined by the Committee or unless otherwise provided in an Incentive Share Award Agreement pertaining to a particular Incentive Share Award or any written employment or consulting agreement governing a Grantee's role as a Service Provider, the following provisions shall apply in the event that a Grantee ceases to be a Service Provider:

(i)	Death - If a Grantee ceases to be a Service Provider as a result of the Grantee's death, the Payment Date for all Incentive Share Awards awarded to such Grantee under any outstanding Incentive Share Award Agreements shall be accelerated to the Cessation Date, provided that the President and Chief Executive Officer of the Corporation in the case of a Grantee who is not a director or officer and the Committee in all other cases, taking into consideration the performance of such Grantee and the performance of the Corporation since the date of grant of the Incentive Share Award(s), may determine in its sole discretion the Payout Multiplier to be applied to any Performance Awards or Share Settled Performance Awards held by the Grantee.

(ii)	Termination for cause - If a Grantee ceases to be a Service Provider as a result of termination for cause, effective as of the Cessation Date all outstanding Incentive Share Award Agreements under which Incentive Share Awards have been made to such Grantee, whether Restricted Awards, Performance Awards, Share Settled Restricted Awards or Share Settled Performance Awards, shall be immediately terminated and all rights to receive payments thereunder shall be forfeited by the Grantee.

(iii)	Voluntary Resignation (other than Retirement) - If a Grantee ceases to be a Service Provider as a result of a voluntary resignation, other than Retirement, effective as of the day that is fourteen (14) days after the Cessation Date, all outstanding Incentive Share Award Agreements under which Incentive Share Awards have been made to such Grantee, whether Restricted Awards, Performance Awards, Share Settled Restricted Awards or Share Settled Performance Awards, shall be terminated and all rights to receive payments thereunder shall be forfeited by the Grantee.

(iv)	Termination Upon Retirement - If a Grantee ceases to be a Service Provider as a result of the Grantee's Retirement, then:

(A)	if the Grantee has provided continuous services to the Corporation or any Baytex Affiliate for six (6) years or more but less than ten (10) years at the Cessation Date:

(I)	the latest Incentive Share Award Agreements under which Incentive Share Awards have been granted to such Grantee, whether Restricted Awards, Performance Awards, Share Settled Restricted Awards or Share Settled Performance Awards, shall be immediately terminated and all rights to receive payments thereunder shall be forfeited by the Grantee; and

(II)	all remaining outstanding Incentive Share Award Agreements under which Incentive Share Awards have been made to such Grantee shall not change as a result of such Retirement; and

(B)	if the Grantee has provided:

(I)	continuous services to the Corporation or any Baytex Affiliate for ten (10) years or more at the Cessation Date; or

(II)	continuous services to the Corporation or any Baytex Affiliate for six (6) years or more at the Cessation Date and the Grantee is sixty (60) years of age or more at the Cessation Date,

then all outstanding Incentive Share Award Agreements under which Incentive Share Awards have been made to such Grantee shall not change as a result of such Retirement.

(v)	Other Termination - If a Grantee ceases to be a Service Provider for any reason other than as provided for in (i), (ii), (iii) and (iv) above, effective as of the date that is sixty (60) days after the Cessation Date and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding Incentive Share Award Agreements under which Incentive Share Awards have been made to such Grantee, whether Restricted Awards, Performance Awards, Share Settled Restricted Awards or Share Settled Performance Awards, shall be terminated and all rights to receive payments thereunder shall be forfeited by the Grantee.

(vi)	Non-Management Directors – Notwithstanding (i), (ii), (iii), (iv) and (v) above, if a Grantee who is a Non-Management Director ceases to be a Service Provider for any reason, the Payment Date for all Incentive Share Awards awarded to such Grantee under any outstanding Incentive Share Award Agreements shall be accelerated to the Cessation Date, and the Committee, taking into consideration the performance of such Grantee and the performance of the Corporation since the date of grant of the Incentive Share Award(s), may determine in its sole discretion the Payout Multiplier to be applied to any Performance Awards or Share Settled Performance Awards held by the Grantee.

(g)	Rights as a Shareholder - Until Common Shares have actually been issued to a Grantee in accordance with the terms of the Plan, the Grantee to whom such Incentive Share Award has been made shall not possess any incidents of ownership of such Common Shares including, for greater certainty and without limitation, the right to receive Dividends on such Common Shares and the right to exercise voting rights in respect of such Common Shares.

Such Grantee shall only be considered a Shareholder in respect of such Common Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.

(h)	Treatment of Non-Cash Dividends - In the case of a non-cash Dividend, including Common Shares or other securities or other property, the Committee will, in its sole discretion and subject to any required approval of the Exchange, determine whether or not such non-cash Dividend will be provided to the Incentive Share Award holder and, if so provided, the form in which it shall be provided.

(i)	Effect of Certain Changes - In the event:

(i)	of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(ii)	that any rights are granted to all Shareholders to purchase Common Shares at prices substantially below Fair Market Value; or

(iii)	that, as a result of any recapitalization, merger, consolidation or other transaction, the Common Shares are converted into or exchangeable for any other securities,

then, in any such case, the Board may, subject to any required approval of the Exchange, make such adjustments to the Plan, to any Incentive Share Awards and to any Incentive Share Award Agreements outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.

7.	Withholding Taxes

When a Grantee or other person becomes entitled to receive Common Shares or a cash payment in respect of any Incentive Share Award Agreement, the Corporation shall have the right to require the Grantee or such other person to remit to the Corporation an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a)	the tendering by the Grantee of cash payment to the Corporation or a Baytex Affiliate, as the case may be, in an amount less than or equal to the total withholding tax obligation; or

(b)	where the Corporation has elected to issue or deliver Common Shares to the Grantee or the Grantee is entitled to receive Common Shares, the withholding by the Corporation or a Baytex Affiliate, as the case may be, from the Common Shares otherwise payable to the Grantee such number of Common Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the total withholding tax obligation (net of selling costs, which shall be paid by the Grantee). The Grantee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Common Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares; or

(c)	the withholding by the Corporation or a Baytex Affiliate, as the case may be, from any cash payment otherwise due to the Grantee such amount of cash as is less than or equal to the amount of the total withholding tax obligation;

provided, however, that the sum of any cash so paid or withheld and the Fair Market Value of any Common Shares so withheld is sufficient to satisfy the total withholding tax obligation.

8.	Non-Transferability

Subject to Section 6(f)(i) hereof, the right to receive payment pursuant to an Incentive Share Award granted to a Service Provider may only be exercised by such Service Provider personally. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of an Incentive Share Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Incentive Share Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Incentive Share Award shall terminate and be of no further force or effect.

9.	Merger and Sale, etc.

If the Corporation enters into any transaction or series of transactions whereby the Corporation or all or substantially all of the Corporation's undertaking, property or assets become the property of any other trust, body corporate, partnership or other person (a "Successor") whether by way of take-over bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise (a “Corporate Transaction”), then prior to or contemporaneously with the consummation of such transaction:

(a)	the Corporation and the Successor shall execute such instruments and do such things as are necessary to establish that upon the consummation of such transaction the Successor will have assumed all the covenants and obligations of the Corporation under this Plan and the Incentive Share Award Agreements outstanding on consummation of such transaction in a manner that substantially preserves and does not impair the rights of the Grantees thereunder in any material respect (including the ability to receive shares, trust units, securities or other property of the Successor in lieu of Common Shares on the Payment Date(s) applicable to such Incentive Share Awards), and subject to compliance with this Section 9, any such Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Plan and such Incentive Share Award Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Incentive Share Award Agreements and the obligation of the Corporation to the Grantees in respect of the Incentive Share Awards shall terminate and be at an end and the Grantees shall cease to have any further rights in respect thereof; or

(b)	if the Incentive Share Awards (and the covenants and obligations of the Corporation under this Plan and the Incentive Share Award Agreements outstanding on consummation of such transaction) are not so assumed by the Successor, then the Payment Date for Incentive Share Awards and underlying Award Value that has not yet been paid as of such time shall be the date which is immediately prior to the date upon which the transaction is consummated, and the Payout Multiplier for the current performance assessment period shall be determined by the Committee. In making such determination, the Committee shall assess performance relative to the pre-established Corporate Performance Measures using an end date for the current performance assessment period which shall not be more than fourteen (14) days prior to the date upon which the Corporate Transaction is anticipated to occur.

10.	Amendment and Termination of Plan

This Plan and any Incentive Share Awards granted pursuant to the Plan may, subject to any required approval of the Exchange, be amended, modified or terminated by the Board without the approval of Shareholders. Notwithstanding the foregoing, the Plan or any Incentive Share Award may not be amended without Shareholder approval to:

(a)	increase the percentage of Common Shares reserved for issuance pursuant to Incentive Share Awards in excess of the limit prescribed in Section 5 hereof;

(b)	extend the Payment Date of any Incentive Share Awards issued under the Plan beyond the latest Payment Date specified in the Incentive Share Award Agreement (other than as permitted by the terms and conditions of the Plan);

(c)	permit a Grantee to transfer Incentive Share Awards to a new beneficial holder other than for estate settlement purposes;

(d)	change the limitations on Incentive Share Awards contained in Section 6(b) hereof; and

(e)	change this Section 10 to modify or delete any of (a) through (d) above.

In addition, no amendment to the Plan or any Incentive Share Awards granted pursuant to the Plan may be made without the consent of a Grantee if it adversely alters or impairs the rights of such Grantee in respect of any Incentive Share Award previously granted to such Grantee under the Plan.

11.	Miscellaneous

(a)	Effect of Headings - The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b)	Compliance with Legal Requirements - The Corporation shall not be obliged to issue any Common Shares if such issuance would violate any law or regulation or any rule of any government authority or stock exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Common Shares under any Incentive Share Award as the Committee may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Shares in compliance with applicable laws, rules and regulations, except that in no event may the issuance and delivery of such Common Shares occur after the Expiry Date. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Common Shares that it elects to issue under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada and the United States of the existence of the Plan and the granting of Incentive Share Awards hereunder in accordance with any such requirements.

(c)	Foreign Participants:

(i)	The Corporation may, without amending the Plan, modify the terms of Incentive Share Awards granted to Service Providers who provide services to the Corporation or any Baytex Affiliate from outside of Canada in order to comply with the applicable laws of such foreign jurisdictions. Any such modification to the Plan with respect to a particular Service Provider shall be reflected in the Incentive Share Award Agreement for such Service Provider.

(ii)	The terms of the Plan and the Incentive Share Awards granted hereunder to Grantees subject to taxation on employment income under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration the provisions applicable to such persons as set forth in Schedule "A" hereto.

(d)	No Right to Continued Employment or Service - Nothing in the Plan or in any Incentive Share Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Corporation or any Baytex Affiliate, to be entitled to any remuneration or benefits not set forth in the Plan or an Incentive Share Award Agreement or to interfere with or limit in any way the right of the Corporation or any Baytex Affiliate to terminate a Grantee's employment or service arrangement with the Corporation or any Baytex Affiliate.

(e)	Ceasing to be a Baytex Affiliate - Except as otherwise provided in this Plan, Incentive Share Awards granted under this Plan shall not be affected by any change in the relationship between or ownership of the Corporation and a Baytex Affiliate.

(f)	Expenses – Except as provided in Section 7, all expenses in connection with the Plan shall be borne by the Corporation.

(g)	Unfunded Plan - This Plan shall be unfunded. The Corporation shall not be required to segregate any assets that may at any time be represented by Common Shares, cash or rights thereto, nor shall this Plan be construed as providing for such segregation. Any liability or obligation of the Corporation to any Grantee with respect to an Incentive Share Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Share Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

(h)	Grantee Information - Each Grantee shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Grantee acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to the Committee or its appointed administrator and other third parties in connection with the administration of the Plan. Each Grantee consents to such disclosure and authorizes the Corporation to make such disclosure on the Grantee's behalf.

(i)	Gender - Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

(j)	Clawback – This Plan and all Incentive Share Awards granted hereunder are subject to any written clawback policies that the Corporation may have adopted or may adopt that the Corporation determines should apply to the Incentive Share Awards. Any such policy may subject a Grantee’s Incentive Share Awards and amounts paid or realized with respect to any such Incentive Share Award to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

12.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

13.	Effective Date

This Plan was approved by the Board on October 25, 2010 and shall take effect on January 1, 2011, subject to acceptance of the Plan by the unitholders of Baytex Energy Trust, the Exchange and any other applicable regulatory authorities. Amendments to the Plan were approved by the Board on each of September 22, 2011, March 6, 2013, December 9, 2015, March 2, 2016, March 2, 2016 (subject to shareholder approval which was obtained on June 1, 2016), January 14, 2019, December 2, 2020, February 24, 2022, November 3, 2022, February 23, 2023 and June 19, 2023.

SCHEDULE "A"

BAYTEX ENERGY CORP.

Share Award Incentive Plan

Special Provisions Applicable to Grantees Subject to

Section 409A and/or Section 280G of the United States Internal Revenue Code

This Schedule sets forth special provisions of the Baytex Energy Corp. Share Award Incentive Plan (the "Plan") that apply to Grantees subject to Section 409A of the United States Internal Revenue Code of 1986, as amended.

1.	Definitions

Capitalized terms not otherwise defined in this Schedule shall have the meaning attributable to them under the Plan. For purposes of this Schedule, the following words and phrases shall have the meanings indicated:

(a)	"Code" means the United States Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations and other interpretive guidance promulgated thereunder as in effect from time to time;

(b)	"Section 280G" means Section 280G of the Code;

(c)	"Section 409A" means Section 409A of the Code;

(d)	"Separation from Service" has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code;

(e)	"Specified Employee" means a U.S. Grantee who meets the definition of "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code; and

(f)	"U.S. Grantee" means a Grantee who is a United States citizen or a United States resident alien as defined under Section 7701(b) of the Code or is otherwise subject to United States income tax on employment income.

2.	Compliance with Section 409A

Notwithstanding any provision of the Plan to the contrary, the following terms shall apply to U.S. Grantees with respect to any and all of their Incentive Share Awards:

(a)	In General. Notwithstanding any provision of the Plan or Incentive Share Award Agreement to the contrary, the provisions of the Plan and any Incentive Share Awards granted hereunder are intended to comply with or are exempt from Section 409A (including pursuant to the short-term deferral exemption under U.S. Treasury Regulation 1.409A-1(b)(4)). For purposes of Section 409A, each of the payments that may be made under this Plan is designated as a separate payment. All provisions of the Plan and any Incentive Share Awards granted hereunder shall be construed and interpreted in a manner consistent with the requirements of Section 409A, as applicable. Notwithstanding any provision of the Plan or Incentive Share Award Agreement to the contrary, none of the Corporation or Baytex Affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of the Plan or any Incentive Share Award granted hereunder to be exempt from, or to comply with, the requirements of Section 409A.

(b)	Cessation Date. With respect to U.S. Grantees, the "Cessation Date" as used in the Plan and any Incentive Share Award Agreement shall be the date of his or her Separation from Service.

(c)	Leave of Absence. With respect to U.S. Grantees, a "Leave of Absence" under the Plan and any Incentive Share Award Agreement shall occur only if (x) the U.S. Grantee's absence qualifies as "sick leave or other bona fide leave of absence" within the meaning of Section 409A and his or her Leave of Absence does not exceed six months or, if longer, the period for which the U.S. Grantee retains a right to reemployment by contract or under applicable law or (y) the U.S. Grantee's absence qualifies as a "disability" within the meaning of Section 409A (i.e., the U.S. Grantee's absence is due to the U.S. Grantee's inability to perform the duties of his or her position of employment or service or any substantially similar position of employment or service by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months) and the employment or service relationship between the Corporation or a Baytex Affiliate and the U.S. Grantee continues for not greater than 29 months, regardless of whether the U.S. Grantee retains a contractual right to reemployment or service reinstatement.

(d)	Black-Out Periods. Where the Corporation has elected to issue or is required to issue Common Shares to the Grantee pursuant to the terms of the Plan and if, due to a Black-Out Period, it is administratively impracticable to issue Common Shares in respect of a U.S. Grantee's Restricted Award, Performance Award, Share Settled Restricted Award or Share Settled Performance Award by the end of the applicable 2½ month period as set forth in U.S. Treasury Regulation 1.409A-1(b)(4)(i), and, as of the date upon which the legally binding right to the compensation arose, such impracticability was unforeseeable, then such issuance shall be made as soon as administratively practicable in accordance with U.S. Treasury Regulation 1.409A-1(b)(4)(ii) in order to qualify the Restricted Award, Performance Award, Share Settled Restricted Award or Share Settled Performance Award, as applicable, as a "short-term deferral" within the meaning of Section 409A.

(e)	Specified Employee Rule. If a U.S. Grantee becomes entitled to receive payment in respect of any Incentive Share Awards as a result of his or her Separation from Service, and the U.S. Grantee is a Specified Employee at the time of his or her Separation from Service, and the Committee makes a good faith determination that (i) all or a portion of the Incentive Share Awards constitute "deferred compensation" (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such Separation from Service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such "deferred compensation" shall not be made to the U.S. Grantee before the date which is six months after the date of his or her Separation from Service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such Separation from Service) or, if earlier, the U.S. Grantee's date of death. In such event, if the payment in respect of the U.S. Grantee's Incentive Share Award is made in cash in accordance with Section 6(e)(i) or Section 6(e)(ii), as applicable, the cash lump sum payment shall be equal to the number of Common Shares due pursuant to the U.S. Grantee's Incentive Share Award (as adjusted by the Adjustment Ratio, as applicable) multiplied by the Fair Market Value as of the expiration of such six-month period or the date of death.

(f)	Change of Control Event; Disability. Unless otherwise provided by the Committee in an Incentive Share Award Agreement or otherwise, in the event that the timing of payments in respect of any Incentive Award (that would otherwise be considered “deferred compensation” subject to Section 409A) would be accelerated upon the occurrence of a (x) Change of Control Event or Corporate Transaction, no such acceleration shall be permitted unless the Change of Control Event or Corporate Transaction, as applicable, satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, in each case, pursuant to Section 409A or (y) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A.

3.	Section 280G

Notwithstanding anything to the contrary in the Plan, if a Grantee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under the Plan, together with any other payments and benefits which the Grantee has the right to receive from the Corporation and Baytex Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Corporation and Baytex Affiliates will be one U.S. dollar (USD 1.00) less than three times the Grantee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Corporation in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Corporation and Baytex Affiliates used in determining if a parachute payment exists, exceeds one U.S. dollar (USD 1.00) less than three times the Grantee’s base amount, then the Grantee shall immediately repay such excess to the Corporation upon notification that an overpayment has been made. Nothing in this Plan shall require the Corporation or any Baytex Affiliates to be responsible for, or have any liability or obligation with respect to, the Grantee’s excise tax liabilities under Section 4999 of the Code.

4.	Amendment of Schedule

The Committee shall retain the power and authority to amend or modify this Schedule to the extent the Committee in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any U.S. Grantee.